UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2018

QCR Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-22208

Delaware	42-1397595
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

3551 Seventh Street

Moline, Illinois 61265

(Address of principal executive offices, including zip code)

(309) 736-3584

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Announcement of Management Succession Plan

On November 19, 2018, QCR Holdings, Inc. (the “Company”) announced that, effective at the annual stockholders meeting on May 23, 2019, Douglas M. Hultquist will retire from the Company’s board of directors and from his roles as President and Chief Executive Officer.  Leadership will transition upon Mr. Hultquist’s retirement to current executive leaders and Company directors, Larry J. Helling and Todd A. Gipple.  Mr. Helling will become Chief Executive Officer of the Company and Mr. Gipple will become President.  Mr. Helling will retain the titles he currently holds at Cedar Rapids Bank & Trust.  Mr. Gipple will remain Chief Financial Officer and Chief Operating Officer of the Company.

Mr. Helling, age 62, joined the Company in September of 2001 as President and Chief Executive Officer of Cedar Rapids Bank and Trust.  In addition, Mr. Helling is a director of the Company, a director of Cedar Rapids Bank and Trust, a director and Chair of the Board of Community State Bank and a director of m2 Lease Funds.

Mr. Gipple, age 55, joined the Company in January of 2000 and currently serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company.  In addition, Mr. Gipple is a director of each of the Company, Quad City Bank and Trust, Cedar Rapids Bank and Trust, Rockford Bank and Trust and Community State Bank.

Neither Mr. Helling nor Mr. Gipple has any direct or indirect material interest in any transaction with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Entry into new Employment Agreements

On November 19, 2018, the Company entered into a transitional employment agreement with Mr. Hultquist and new employment agreements with Messrs. Helling and Gipple.  Mr. Hultquist’s agreement becomes effective at the time of the annual stockholders meeting on May 23, 2019. Until that time, his existing employment agreement will continue in effect without modification.  As is further described herein, certain provisions of the new employment agreements for Messrs. Helling and Gipple will become effective as of January 1, 2019, with the remainder of each agreement becoming effective at the time of the annual stockholders meeting on May 23, 2019.  Except as otherwise described in the new agreements, the existing agreements for Messrs. Helling and Gipple will continue in effect through such date.

A copy of each agreement is filed as Exhibits 10.1, 10.2, and 10.3 hereto and is incorporated by reference herein. The following summary of the agreements is qualified in its entirety by the full text of the agreements.

Hultquist Transitional Employment Agreement

On November 19, 2018, the Company entered into a transitional employment agreement with Mr. Hultquist, effective at the time of the annual stockholders meeting on May 23, 2019, in order to provide for the systematic succession and transition of his duties as President and Chief Executive Officer of the Company leading up to and following his anticipated retirement from those positions. The agreement with Mr. Hultquist provides for a three-year employment period commencing on May 23, 2019, the date of the Company’s 2019 annual stockholders meeting. Mr. Hultquist will serve as the Company’s Co-Founder and will serve as a member of the board of directors of Springfield First Community Bank, a wholly-owned subsidiary of the Company.

Mr. Hultquist will be compensated, inclusive of fees for board service, at a rate of $100,000 per year for the term of the agreement. The restrictive covenants set forth in Mr. Hultquist’s existing employment agreement, including non-competition and non-solicitation provisions, are incorporated into his transitional employment agreement and will apply as described in his existing employment agreement for two years following any termination of his employment with the Company.

New Employment Agreements for Messrs. Helling and Gipple

On November 19, 2018, the Company entered into new employment agreements with Messrs. Helling and Gipple generally effective at the time of the annual stockholders meeting on May 23, 2019. The agreements have initial terms through December 31, 2021. The terms of the agreements automatically extend for an additional year on January 1, 2022 and each January 1st thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended.

The employment agreements provide for annual base salaries of $350,000 and $325,000 for Messrs. Helling and Gipple, respectively. The base salaries are to be reviewed annually and may be increased at the discretion of the Company’s board of directors. The agreements provide that Messrs. Helling and Gipple are eligible to receive performance-based annual cash incentive bonuses, in accordance with the Company’s annual incentive plan, with a target opportunity of 130% and 115% of annual base salary, respectively. The agreements also provide Messrs. Helling and Gipple with one-time restricted stock unit grants, each with a grant date fair market value of $500,000, which will be granted under and subject to the Company’s equity incentive plan. Mr. Helling’s restricted stock units will vest in approximately equal installments on January 1 in each of years 2020 through 2023, and Mr. Gipple’s restricted stock units will vest as to 20% of the award on January 1 in each of years 2020 through 2022 and an additional 10% on January 1 in each of 2023 through 2026. Fifty percent of each award will further be subject to a performance threshold as will be determined by the board of directors. In addition, Messrs. Helling and Gipple are entitled to participate in any other incentive or employee benefit plans of the Company, on as favorable a basis as other similarly situated and performing senior executives.

The base salary, annual cash incentive bonus and one-time equity grant described above will become effective January 1, 2019.  As of that time, Messrs. Helling and Gipple will relinquish their rights to the “walk away” rights and “gross up” provisions of their existing employment agreements.

The agreements for Messrs. Helling and Gipple provide for severance benefits in the event the executive’s employment is terminated by the Company other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, each of Messrs. Helling and Gipple would be entitled to receive an amount equal to 100% of his base salary, generally payable in monthly installments over a 12-month period. For a Termination in connection with a change in control, each of Messrs. Helling and Gipple would be entitled to receive a lump sum equal to 200% of his base salary plus his cash incentive paid (or payable) for the Company’s most recently completed fiscal year. In the event of a Termination, Messrs. Helling and Gipple and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of the Company at active employee rates for up to 18 months.

All severance benefits under the employment agreements for Messrs. Helling and Gipple are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against the Company. The agreements are subject to certain banking regulatory provisions. Further, the agreements provide for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.

The employment agreements for Messrs. Helling and Gipple contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Company by the executives during and after their employment with the Company, and prohibiting the executives from competing with the Company and from soliciting its employees or customers during employment and after any termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 24 months following any such termination.

Item 7.01.  Regulation FD Disclosure.

On November 19, 2018, the Company issued a press release announcing Mr. Hultquist’s upcoming retirement and the Company’s appointment of Messrs. Helling and Gipple to their new positions.  A copy of the press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.             Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1	Transitional Employment Agreement, dated November 19, 2018, between QCR Holdings, Inc. and Douglas M. Hultquist.

10.2	Employment Agreement, dated November 19, 2018, between QCR Holdings, Inc. and Larry Helling.

10.3	Employment Agreement, dated November 19, 2018, between QCR Holdings, Inc. and Todd A. Gipple.

99.1	Press Release, dated November 19, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QCR HOLDINGS, INC.

Dated: November 19, 2018	By:	/s/ Douglas M. Hultquist
President and Chief Executive Officer